Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AVID TECHNOLOGY, INC.

    Avid Technology, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

    At a meeting of the Board of Directors of the Corporation a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended to date (the “Certificate of Incorporation”), and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware at a meeting of stockholders held on May 25, 2023. The resolution setting forth the amendment is as follows:

RESOLVED:    That Article SIXTH of the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby amended and restated in its entirety as follows:

SIXTH. To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, as it exists on the date hereof or may hereafter be amended, no director or officer of this Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. For purposes of this Article, “officer” shall have the meaning provided in Section 102(b)(7) of the General Corporation Law of Delaware, as it exists on the date hereof or may hereafter be amended. Any amendment to or repeal of this Article shall not adversely affect any right or protection of a director or officer of the corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer and President on this 25th day of May 2023.

                        AVID TECHNOLOGY, INC.

                        By:     /s/Jeff Rosica
        Name:    Jeff Rosica
        Title:     Chief Executive Officer and President